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                                                                      EXHIBIT 11

                       FORM OF SEVERANCE PLAN FOR OFFICERS

As an officer of Proxima, you hold an important and responsible job in our highly competitive and ever changing high technology marketplace.

Proxima's Board of Directors recognizes the business uncertainties in our industry and has implemented a consistent and equitable policy regarding severance pay for officers. The Board of Directors believes that a responsible severance pay arrangement for the current officers is in the best interests of the Company.

Accordingly, in the event of a reduction in force, elimination of position or any other involuntary departure (other than for a major company infraction such as theft, fraud, dishonesty, willful insubordination, threats or harassment of any kind, illegal drug use, use of or being under the influence of alcohol in the workplace, possession of a weapon, commission of a crime involving moral turpitude, etc.), you would be provided the pay and benefits listed herein. You hereby acknowledge that the provision of pay and benefits i) is expressly contingent upon your signing and accepting Proxima's Employment Release Agreement for Officers ("Release Agreement"), as may be amended by Proxima from time to time, and ii) shall be Proxima's sole liability in the event of an involuntary termination. The following summarizes the pay and benefits and the Release Agreement:


---------------------------------------------   -----------------------------------------
                                                       PROXIMA'S CONDITIONS FOR
          OFFICER PAY AND BENEFITS                    SEVERANCE PAY AND BENEFITS
---------------------------------------------   -----------------------------------------
-   __ months pay paid on a bi-weekly basis       The Release Agreement signed and
    (based on ____ -twelfths of the last 12        accepted by Associate containing, but
    months base salary [and commissions           not limited to, the following terms:
    actually paid measured from the
    departure date; however, bonuses of any       -  Releases Proxima from any liability
    kind (i.e., based on earnings, SPIFs,
    individual goals, etc.) will not be          -  Allows Proxima the right to
    considered in the calculation])                   mitigate the severance payments
                                                     due to income received during the
-   Continued medical, dental and                    severance period whether from
    insurance (disability and life)                  wages, consulting, or other
    benefits during the severance term,              professional services
    subject to the standard individual
    co-payments                                   -  Contains detailed provisions
                                                     concerning the protection of
-   Outplacement services under an                   Proxima confidential information
    "Executive Program," as selected and
    approved by Proxima                           -  Allows Proxima "on-call" question
                                                     and answer access to Associate
                                                     during the severance pay period
--------------------------------------------- -------------------------------------------


This summary in no way modifies the Release Agreement. Any pay or benefits provided under this plan will be governed exclusively by the Release Agreement.

Accepted and Agreed to:

Proxima Corporation

BY________________________________               ___________________________
        Thomas D. Kampfer                          Officer:
        Date:_________________                         Date:_________________